First Connecticut Bancorp, Inc. Increases Quarterly Dividend and Sets date for Annual Stockholders Meeting
FARMINGTON, Conn., February 23, 2016 (GLOBE NEWSWIRE) -- First Connecticut Bancorp, Inc. (NASDAQ: FBNK) today announced that its Board of Directors has voted to increase its quarterly dividend to $0.07 per share, an increase of $0.01.  In making this announcement, John J. Patrick, Jr. Chairman, President & CEO said, "We are pleased to increase our dividend and continue to reward our shareholders."  Dividends will be payable on March 14, 2016 to all shareholders of record as of March 4, 2016.
It also announced that its Board of Directors has scheduled the corporation's annual meeting of stockholders for 10:00 a.m. EDT, May 18, 2016 at Central Connecticut State University in the Constitution Room located in Memorial Hall, 1615 Stanley Street, New Britain, Connecticut.
The record date for stockholders to vote at the meeting is March 23, 2016.
First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 23 branch locations throughout central Connecticut and western Massachusetts, offering commercial and residential lending as well as wealth management services.  Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $2.7 billion. For more information about Farmington Bank, visit farmingtonbankct.com.

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Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
CONTACT:	Jennifer H. Daukas
Investor Relations Officer
One Farm Glen Boulevard, Farmington, CT 06032
P 860-284-6359 | F 860-409-3316
jdaukas@farmingtonbankct.com
farmingtonbankct.com
Source:  First Connecticut Bancorp, Inc.